UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report: February 25, 2011

(Date of earliest event reported)

APOGEE ENTERPRISES, INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 0-6365

Minnesota	41-0919654
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

4400 West 78th Street – Suite 520

Minneapolis, Minnesota 55435

(Address of principal executive offices, including zip code)

(952) 835-1874

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Departure of Gregory A. Silvestri

On February 25, 2011, management of Apogee Enterprises, Inc. (“Apogee”) and Gregory A. Silvestri, Executive Vice President of Apogee and President of Viracon, Inc., a subsidiary of Apogee, agreed that Mr. Silvestri’s employment with Apogee would terminate, effective as of March 11, 2011.

(e) Change in Control Severance Agreements

Apogee has had in place change in control severance agreements with certain of its executive officers since 1999, and such agreements have been amended from time to time. In January 2011, Apogee’s Compensation Committee and Board of Directors approved a new form of change in control severance agreement for Apogee’s executive officers (the “2011 CIC Severance Agreement”). Consistent with the prior severance agreements, the 2011 CIC Severance Agreement is designed to retain the executive officers and provide for continuity of management in the event of an actual or threatened change in control of Apogee (as “change in control” is defined in the 2011 CIC Severance Agreement).

The 2011 CIC Severance Agreement is a “double trigger” agreement. It provides that, in the event of a change in control of Apogee, each executive officer who is a party to an agreement will have specific rights and receive specified benefits if the executive officer’s employment is terminated without “cause” (as defined in the 2011 CIC Severance Agreement) or the executive officer voluntarily terminates his or her employment for “good reason” (as defined in the 2011 CIC Severance Agreement) within two years after the change in control (the 10th business day following such employment termination date is referred to herein as the “Employment Termination Date”). In these circumstances, such executive officers will each receive a severance payment equal to either one or two times the executive officer’s annual salary plus the executive’s targeted annual bonus (as calculated under the terms of the 2011 CIC Severance Agreement). In addition, all options and restricted stock awards held by the executive officer that have not vested by the Employment Termination Date will be immediately vested on such date. Following the Employment Termination Date, the 2011 CIC Severance Agreement provides that, for a 12 or 24-month period following a change in control, Apogee will continue to provide medical and dental insurance coverage for the executive officer and the executive officer’s dependents or will reimburse the executive officer for the cost of obtaining substantially similar benefits. No benefits will be paid to the executive officer pursuant to the 2011 CIC Severance Agreement unless the executive officer executes and delivers to Apogee a release of claims.

The previous form of change in control severance agreement provided for tax “gross-up” payments with respect to excise tax liability, if any, under Internal Revenue Code Section 4999 related to Section 280G excess parachute payments. The 2011 CIC Severance Agreement, however, contains a “best-net-benefit provision.” This provides that, in the event that payments under the agreement trigger excise tax for the executive officer, the executive officer has the option either of reducing the severance payment, if the net benefit is greater than paying the excise tax, or paying the excise tax himself or herself.

During the executive officer’s employment with Apogee and for either a 12 or 24-month period following the executive officer’s Employment Termination Date, provided that the amounts owed to the executive officer pursuant to the 2011 CIC Severance Agreement have been paid, the executive officer shall not: (1) solicit, directly or indirectly, any existing or prospective customers, vendors or suppliers of Apogee or its affiliates for a purpose competitive to Apogee’s business or to encourage such customers, vendors or suppliers to terminate business with Apogee or its affiliates; (2) solicit, directly or indirectly, any employee of Apogee or its affiliates to terminate his or her employment; or (3) engage in or carry on, directly or indirectly, in certain geographic markets a business competitive with Apogee’s business (collectively, the “Noncompetition Obligations”).

The 2011 CIC Severance Agreement continues through December 31 of each year and provides that it will be automatically extended for one-year terms prior to a change in control unless Apogee gives prior notice of termination.

On March 2, 2011, Apogee executed a 2011 CIC Severance Agreement with each of the named executive officers listed in the table below. Also included in the table is (1) the multiplier used for determining each named executive officer’s severance payments and (2) the number of months for which (a) the medical and dental insurance coverage will be provided and (b) the Noncompetition Obligations will be in effect for the executive officers.

Name	Title	“Multiplier” of Annual Salary and Target Bonus	Duration of Medical/Dental Insurance Coverage and Noncompetition Obligations

Russell Huffer	Chief Executive Officer and President	Two times	24 months

James S. Porter	Chief Financial Officer	Two times	24 months

Patricia A. Beithon	General Counsel and Secretary	Two times	24 months

Gary R. Johnson	Vice President and Treasurer	One times	12 months

The foregoing description of the 2011 CIC Severance Agreement is not complete and is qualified in its entirety by reference to the form of 2011 CIC Severance Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

10.1	Form of Change in Control Severance Agreement between Apogee Enterprises, Inc. and certain senior executive officers.*

*	Filed herewith

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APOGEE ENTERPRISES, INC.

By:	/s/ Patricia A. Beithon
Patricia A. Beithon General Counsel and Secretary

Date: March 3, 2011

EXHIBIT INDEX

Exhibit Number	Description

10.1	Form of Change in Control Severance Agreement between Apogee Enterprises, Inc. and certain senior executive officers.*

*	Filed herewith

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